NORTHWESTERN NorthSTAR PLAN

I.   Objective

     The Northwestern NorthSTAR Plan ('Plan') is established to accomplish the following objectives: (1) to motivate and reward outstanding performance by Northwestern Corporation (the 'Company') and its employees by providing additional compensation to eligible employees who influence the profitability of the Company; (2) to compare the Company's performance to established annual objectives; (3) to compare individual performance to established annual objectives; (4) to focus on stockholder and ratepayer interests and (5) to support long-term objectives by achieving short-term goals.


II.  Administration

     The Plan shall be administered by the Company. The Nominating and Compensation Committee ('Committee') of the Company's Board of Directors ('Board'), shall have responsibility and authority with respect to the Plan, including the following: (1) approving performance measures and the measurement scale used; (2) reviewing eligibility for Plan participation;
(3) approving the size of the performance fund ('Performance Fund'); and
(4) reviewing and approving awards for all Executive Officers.

III. Eligibility for Participation

     Employees eligible to participate in the Plan are those full-time employees who have completed one year of service with the Company and who have been selected for participation by Company management. To be eligible for an award, an employee must be employed with the Company on December 31st of the year for which the award is based, except as hereafter provided in Subsection (b).

     All Participants will be eligible to participate in the Plan for that calendar year unless any of the following circumstances occur:

     (a) The Participant at any time is discharged from employment with the Company for cause ('Cause'). 'Cause' shall mean (i) a Participant's conviction of any criminal violation involving dishonesty, fraud, or breach of trust, or (ii) a Participant's willful engagement in any misconduct in the performance of his duty that materially injures the Company, or (iii) failure to adequately perform his duties; or

     (b) The Participant's employment with the Company has terminated for any reason other than death, permanent disability, or retirement on or after the age of sixty- two (62) years or such earlier date as the Board, in its discretion, shall designate. For the purposes of this Section, a Participant will be considered to terminate employment by reason of 'permanent disability' if, in the determination of the Board, he is subject to a physical or mental condition which is expected to render the Participant unable to perform his usual duties or any comparable duties for the Company.


IV.  Determination of Performance Award Amounts

     (a) A Performance Award ('Award') shall be awarded under the Plan to each Participant based on performance for the applicable calendar year which shall be determined by reference to the measures of performance for that year. Company management will develop schedules for translating results of objectives (i), (ii), and (iii) into threshold, target, and maximum achievement levels. These schedules must be approved by the Committee.

     (i)  Company Performance as Measured by Customer Satisfaction
          (25% weight)
          The Company will measure customer satisfaction through the use of transaction surveys conducted during the year.

    (ii) Performance vs. Operating Budget (25% Weight)
         The Company will measure the net income of the electric and gas operations, as compared to the operating budget. This criterion will be applicable to the eligible employees of NorthWestern Public Service, NorthWestern Energy Corporation, NorthWestern Services Corporation, and NorCom Advanced Technologies, Inc., but not to the employees of NorthWestern Corporation.

    (iii) Company Performance vs. Annual Objective (25% or 50% Weight) Under this objective, Earnings Per Share, will be the primary earnings per share of the Company as it appears in the approved budget for the Company. For the eligible employees of NorthWestern Public Service, NorthWestern Energy Corporation, NorthWestern Services Corporation, and NorCom Advanced Technologies, Inc., this criterion will have 25% of the weight of their total award under the Plan. For NorthWestern Corporation employees, this criterion will have 50% of the weight of their total award under the Plan.

     (iv) Performance vs. Individual Objectives (25% Weight)
          Each year, Participants will establish several major individual and department goals for review and approval by their supervisor and by the Manager - Human Resources. At the end of each year, Participants will provide to their supervisor and to the Manager - Human Resources an explanation regarding the degree to which each goal has been achieved. The supervisor and the Manager - Human Resources will review the Participant's explanations and will then recommend the achievement level for each Participant to the Chief Executive Officer, who will determine the achievement level eligible for an Award.

     (b) At the end of each calendar year, percentages will be computed and totaled for each Participant for each of the Measures of Performance. Each Participant will receive an Award for the applicable calendar year equal to a percentage of his base salary on December 31st, less any applicable taxes. Threshold is defined as a composite twenty-five percentage level, Target as a composite fifty percentage level, and Maximum as a composite one hundred percentage level.
     The total amount of all awards made to Participants shall not exceed seven percent (7%) of the Company's net after tax income for that year.

     (c) All Executive Officer Awards shall be reviewed, and must be approved, by the Committee. All Awards for other Company employees shall be reviewed, and must be approved, by the Chief Executive Officer of the Company.

     (d) Annual base salary adjustments, as appropriate, will continue to be made by the Company to individual employees predicated on merit, performance, cost-of-living and such other factors as the Company normally has considered without regard to Awards awarded under the Plan.

     (e) Awards shall be paid to each Participant in a single sum as promptly as practicable after approved.


V.   Participant's Death

     (a) In the event of the death of the Participant, any unpaid Award held for the Participant shall be paid as promptly as practicable in a single sum to the Participant's designated Beneficiary.

     (b) In the event the Participant has not designated a Beneficiary, or if no designated Beneficiary is living at the date of death of the Participant, the unpaid Award shall be paid as promptly as practicable in a single sum to the duly appointed executor or administrator of the Participant's estate.

     (c) For purposes of this Section, 'Beneficiary' shall mean any individual, corporation, partnership, association, trust or unincorporated organization designated by a Participant in writing filed with the Company as the recipient of the Participant's Award in the event of the Participant's death prior to its payment. Such designation may be changed by the Participant at any time in writing filed with the Company without the consent of or notice to any Beneficiary previously designated.

VI.  Continuity of the Plan

     Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Board reserves the right to terminate the Plan in its entirety as of the end of any calendar year or other fiscal year of the Company or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any Awards previously awarded under the Plan.


VII. Miscellaneous Provisions

     (a) No Award payable under the Plan shall be subject in any manner to transfer, assignment, pledge, or hypothecation in any manner by operation of law or otherwise, other than by will or by the laws of descent and distribution nor be subject to execution, attachment or similar process.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

     (c) The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Awards hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

     (d) Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

     (e)  This Plan shall be governed by the laws of the State of South
Dakota.

     IN WITNESS WHEREOF, the Company has executed this revised NorthSTAR Plan as of the 4th day of May, 1999.


                    NORTHWESTERN CORPORATION

                    By______________________________________
                         M. D. Lewis
                         Chairman, President & CEO


                    By______________________________________
                         Chairman, Nominating and Compensation Committee